Perspective Therapeutics to Present Data from All Clinical Programs at the 2026 ASCO Annual Meeting, including Findings from [212Pb]VMT01 in Melanoma

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One new responder observed in the [212Pb]VMT01 3.0 mCi monotherapy cohort for a total of two confirmed responses out of seven (29%) treated in this cohort of the Phase 1/2a study in heavily pre-treated melanoma; further data expected in late 2026
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[²¹²Pb]PSV359 advanced to Cohort 3 of the Phase 1/2a study in FAP-expressing solid tumors; initial safety findings in lower dose cohorts were Grades 1 and 2 only, with no DLTs and no discontinuation due to adverse events; further data expected in late 2026
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Updated [212Pb]VMT-α-NET interim efficacy (n=25) and safety data (n=68) as of April 17, 2026, were consistent with previously disclosed findings at AACR as of March 4, 2026 with continued deepening of responses; additional updates expected in late 2026
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All three clinical programs continue to be well-tolerated based on safety findings reported in all patients who received at least one treatment

SEATTLE, May 21, 2026 (GLOBE NEWSWIRE) – Perspective Therapeutics, Inc. (“Perspective” or the “Company”) (NYSE AMERICAN: CATX), a radiopharmaceutical development company pioneering advanced treatments for cancers throughout the body, today announced that updates on all three of its advancing clinical programs, [²¹²Pb]VMT-α-NET, [²¹²Pb]VMT01, and [²¹²Pb]PSV359, will be presented at the 2026 American Society of Clinical Oncology (ASCO) Annual Meeting taking place from May 29 to June 2, 2026 in Chicago, IL.

2026 ASCO Poster Presentation Highlights and Details

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[212Pb]VMT-α-NET for Neuroendocrine Tumors – Updated Phase 1/2a data show:

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Clinical profile being reported is consistent with previously disclosed findings at the American Association for Cancer Research Annual Meeting 2026 (AACR 2026)
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Deepening of response continues to be observed since the AACR 2026 and the European Society for Medical Oncology Congress 2025 (ESMO 2025) presentations
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The ASCO data cut-off date of April 17, 2026 represents an additional ~6 weeks of follow-up since the prior update at AACR 2026 in April 2026 and ~31 weeks since ESMO 2025 in October 2025

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[²¹²Pb]VMT01 for Melanoma – 3.0 mCi monotherapy (n=7) and nivolumab combination (n=6) cohorts are ongoing in the Phase 1/2a study in positive melanocortin 1 receptor (MC1R)-targeted, heavily pre-treated melanoma.

As of the March 25, 2026 data cut-off date:

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One new response was observed early in the 3.0 mCi monotherapy cohort, in addition to a previously reported response, for a total of two responders out of seven treated patients
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Six patients (86%) experienced stable disease or partial response out of the seven patients in the 3.0 mCi monotherapy cohort; four patients completed all three treatments with 24 weeks or more of follow-up since their first treatment, and two remain on treatment and in study
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[²¹²Pb]VMT01 was well-tolerated with no dose limiting toxicities (DLTs), no discontinuations due to adverse events, and no Grade 4 or Grade 5 treatment emergent adverse events (TEAEs)
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Eight (30%) patients out of a total of 27 patients treated experienced Grade 3 TEAEs

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[²¹²Pb]PSV359 for Solid Tumors – Treatments in Cohort 3 (6.0 mCi) initiated in May 2026 in the Phase 1/2a study in solid tumors that express fibroblast activation protein alpha (FAP-α).

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[212Pb]PSV359 was well-tolerated with no DLTs, and TEAEs at Grades 1 and 2 only, as of the data cut-off date of December 24, 2025

Presenter	Abstract Title	Presentation Details
Thorvardur Halfdanarson, Mayo Clinic Comprehensive Cancer Center	Cohort-level safety and efficacy results for [212Pb]VMT-α-NET in advanced somatostatin receptor subtype 2 (SSTR2+)–expressing neuroendocrine tumors (NETs): Cohorts 1–3	Abstract Number: 4173 Session Title: Gastrointestinal Cancer—Gastroesophageal, Pancreatic, and Hepatobiliary Date and Time: May 30, 2026, 9:00 am – 12:00 pm CDT

Zachary Morris, University of Wisconsin School of Medicine and Public Health

A phase I/IIa, first-in-human, multicenter, monotherapy and combination-therapy with nivolumab, dose-finding of [212Pb]VMT01 melanocortin-1-receptor-targeted, image-guided, alpha-particle therapy in subjects with previously treated unresectable or metastatic melanoma

Abstract Number: 9525 Session Title: Melanoma/Skin Cancers Date and Time: May 31, 2026, 9:00 a.m. - 12:00 p.m. CDT
Samuel Mehr, Nebraska Cancer Specialists	A phase I/IIa, image-guided, alpha-particle therapy study of [203Pb]Pb-PSV359 and [212Pb]Pb-PSV359 in patients with solid tumors that are known to be fibroblast activation protein (FAP)-positive	Abstract Number: e15146 Session Type: Publication Only

About [212Pb]VMT-α-NET

Perspective designed [212Pb]VMT-α-NET to target and deliver 212Pb to tumor sites expressing somatostatin receptor type 2 (SSTR2). The Company is conducting a multi-center, open-label, dose-escalation, dose-expansion study (clinicaltrials.gov identifier NCT05636618) of [212Pb]VMT-α-NET in patients with unresectable or metastatic SSTR2-positive neuroendocrine tumors who have not received prior radiopharmaceutical therapies (RPT).

Interim analysis with a data cut-off date of March 4, 2026 was recently reported at AACR 2026 in April 2026, including efficacy data on half of the patients in Cohort 2 and both patients in Cohort 1. Initial efficacy data for the remaining patients in Cohort 2 and eight patients in Cohort 3 are pending, and submissions for presentations at additional medical conferences during 2026 are planned.

Highlights from the recently presented AACR analysis included the following:

As of the data cut-off date of March 4, 2026:

Safety findings based on 64 patients who received at least one treatment:

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The 64 patients in this safety analysis comprised two patients in Cohort 1 (2.5 mCi), 46 patients in Cohort 2 (5.0 mCi), and 16 patients in Cohort 3 (6.0 mCi).
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There were no reports of DLTs, treatment-related discontinuations, serious renal complications, dysphagia, or clinically significant treatment-related myelosuppression.

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Grade 3 or higher treatment-emergent adverse events were reported in 23 patients (36%). One of these patients, who was enrolled in Cohort 3, experienced a transient lymphocyte count decrease on the cusp of Grades 3 and 4. This event was subsequently determined by the site to be a Grade 3 event. This event was transient and resolved without medical intervention. The patient completed the full course of [212Pb]VMT-α-NET treatment of four treatments without interruption and remains on study. Otherwise, no Grade 4 or Grade 5 events have occurred.
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No additional patients experienced serious adverse events (SAEs) since the most recent data update at the 2026 ASCO Gastrointestinal Cancers Symposium in January 2026 (ASCO-GI 2026), with none of the five SAEs deemed related to the study medication.

Anti-tumor activity based on both patients in Cohort 1 and 23 patients in Cohort 2:

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Updated efficacy analysis in the same 25 patients from ASCO-GI 2026 and ESMO 2025 was presented with an additional ~12 weeks and ~25 weeks of follow-up, respectively.
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18 of the 25 patients (72%) were without progression and remained alive, including both patients in Cohort 1.
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Ten (43%) patients in Cohort 2 were observed to have response according to investigator-assessed RECIST v1.1. Nine of those responses were previously reported at ASCO-GI 2026, including one initial response reported at ASCO-GI 2026 that has since been confirmed. Since then, one more patient experienced an initial response in their most recent tumor assessment. As the patient remains on study, the patient is expected to receive a subsequent tumor assessment.
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Eight (50%) of the 16 patients in Cohort 2 whose tumors all express SSTR2 were observed to have response according to investigator-assessed RECIST v1.1.
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Nine patients were observed to have deepening of best response since initial tumor assessments on these patients were reported at ESMO in October 2025.

About [212Pb]VMT01

Perspective designed [212Pb]VMT01 to target and deliver 212Pb to tumor sites expressing MC1R, a protein that can be overexpressed in metastatic melanoma tumors. The Company is conducting a multi-center, open-label dose escalation, dose expansion study (clinicaltrials.gov identifier NCT05655312) in patients with histologically confirmed melanoma and MC1R-positive imaging scans. In September 2024, the Company announced that the U.S. Food and Drug Administration (FDA) granted Fast Track Designation for the development of [212Pb]VMT01 for the diagnosis and treatment of patients with unresectable or metastatic melanoma and who have demonstrated MC1R tumor expression. The FDA's Fast Track Designation is one of several approaches utilized by the FDA to expedite development and review of potential medicines for serious conditions and that fulfill unmet medical needs.

About PSV359

PSV359 was designed to target and deliver 212Pb to tumor sites expressing FAP-α, associated with multiple highly prevalent solid tumors, with patients in need of additional treatment options. The targeting moiety may also be radiolabeled with 203Pb or 68Ga (known as PSV377) to detect FAP-α expression in individual patients. Preclinical imaging and therapy as well as human imaging results suggest Perspective's proprietary targeting ligand has improved levels of target engagement and uptake in tumors, as well as reduced retention in healthy tissues, which may result in a desirable therapeutic index.

Perspective is conducting a multi-center, open-label, dose-finding and dose-expansion study (clinicaltrials.gov identifier NCT06710756) of [212Pb]PSV359 in patients with advanced solid tumors that express FAP-α as determined by imaging with [203Pb]PSV359. The primary objective of the dose finding phase of the study is to assess the safety and tolerability of various doses of [212Pb]PSV359 in order to determine the recommended Phase 2 dose to be used in the expansion phase of the study, where anti-tumor activities may be an additional primary outcome measure.

About Perspective Therapeutics, Inc.

Perspective Therapeutics, Inc. is a radiopharmaceutical development company pioneering advanced treatments for cancers throughout the body. The Company has proprietary technology that utilizes the alpha-generating isotope 212Pb to deliver powerful radiation specifically to cancer cells via specialized targeting moieties. The Company is also developing complementary imaging techniques that incorporate the same targeting moieties, which provides the opportunity to personalize treatment and optimize patient outcomes. This "theranostic" approach enables visualization of the specific tumor and subsequent treatment, potentially improving efficacy and minimizing toxicity.

The Company is advancing a portfolio of clinical-stage programs in the U.S., including VMT-α-NET (neuroendocrine tumors), VMT01 (melanoma), and PSV359 (solid tumors).

The Company is expanding its regional finished drug product candidate supply network, enabled by its proprietary 224Ra/212Pb generator platform used to manufacture clinical drug product candidates, to support the delivery of patient-ready drug product candidates for clinical trials and, if approved, commercial operations.

For more information, please visit the Company's website at www.perspectivetherapeutics.com.

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The Company may not actually achieve the plans, intentions, or expectations disclosed in the forward-looking statements, and you should not place undue reliance on the forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the Company's actual results to differ materially from the results described in or implied by the forward-looking statements. Known risk factors include that the Company’s clinical trials may be more costly or take longer to complete than anticipated, or may never be completed, or may not generate results that warrant future development of the tested product candidate; the Company may elect to change its strategy regarding its product candidates and clinical development activities; economic and market conditions may worsen; and risks related to the sufficiency of the Company’s cash resources for its future operating expenses and capital expenditures. A more complete discussion of the risks and uncertainties facing the Company appears under the heading “Risk Factors” in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”), in the Company’s other filings with the SEC, and in the Company’s future reports to be filed with the SEC and available at www.sec.gov. Forward-looking statements contained in this news release are made as of this date. Unless required to do so by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Media and Investor Relations Contact:

Annie J. Cheng, CFA

ir@pespectivetherapeutics.com

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